Exhibit 99.1

NEWS

RELEASE__________________________________________________________________

FOR IMMEDIATE RELEASE

CONTACT: Chris L. Nines

(512) 434-5587

TEMPLE-INLAND INC. REPORTS FIRST QUARTER 2006 RESULTS

AUSTIN, TEXAS, April 26, 2006--Temple-Inland Inc. today reported first quarter 2006 net income of $76 million, or $0.67 per diluted share, compared with first quarter 2005 net income of $45 million, or $0.39 per diluted share, and fourth quarter 2005 net income of $24 million, or $0.21 per diluted share.

As reflected in the table below, results for first quarter 2006 include after-tax special charges of $2 million, or $0.02 per share, principally related to severance associated with the elimination of the wholesale mortgage operation.

	First Quarter		Fourth Quarter

	2006	2005	2005

Net income per dil. share as reported	$0.67	$0.39	$0.21

Adjustment for special items	0.02	0.13	0.09

Net income per diluted share, Excluding special items	$0.69	$0.52	$0.30

Average shares outstanding – diluted	113.4	115.7	113.0

Shares and per share amounts for first quarter 2005 have been adjusted to reflect the two-for-one stock split on April 1, 2005.

Corrugated Packaging

Segment Operating Income	1st Qtr. 2006	1st Qtr. 2005	4th Qtr. 2005
($ in Millions)	$40	$50	($3)

Corrugated packaging earnings in first quarter 2006 compared with first quarter 2005 were negatively affected by lower corrugated container prices and higher energy and freight costs. Earnings improved in first quarter 2006 compared with fourth quarter 2005 due to higher corrugated container pricing, and lower energy and recycled fiber costs.

Despite the closure of four box plants since first quarter 2005, on a volume per workday basis, shipments of corrugated containers were essentially flat in first quarter 2006 compared with first quarter 2005. Actual shipments were up in first quarter 2006 compared with first quarter 2005.

Average prices for corrugated containers in first quarter 2006 were down 1% compared with first quarter 2005, but up 3% compared with fourth quarter 2005. The average cost of recycled fiber in first quarter 2006 was down 26% compared with first quarter 2005 and down 8% compared with fourth quarter 2005. Freight costs were up $11 million compared with first quarter 2005 and up $3 million compared with fourth quarter 2005. Energy costs were up $9 million in first quarter 2006 compared with first quarter 2005, but down $7 million compared with fourth quarter 2005.

Forest Products

Segment Operating Income	1st Qtr. 2006	1st Qtr. 2005	4th Qtr. 2005
($ in Millions)	$82	$51	$52

Forest products reported record quarterly income of $82 million in first quarter 2006. Despite higher energy and freight costs, earnings improved in first quarter 2006 compared with first quarter 2005 due to improved pricing and volumes and the acquisition of our partner’s interest in the Standard Gypsum joint venture. Earnings improved in first quarter 2006 compared with fourth quarter 2005 due to improved pricing and volumes and the gypsum acquisition.

Average lumber prices in first quarter 2006 were down 2% compared with first quarter 2005 and essentially flat compared with fourth quarter 2005. Gypsum prices were up 30% compared with first quarter 2005 and up 8% compared with fourth quarter 2005. Particleboard prices were down 3% compared with first quarter 2005, but up 2% compared with fourth quarter 2005.

Shipments of lumber and gypsum were up in first quarter 2006 compared with first quarter 2005 and fourth quarter 2005. Shipments of particleboard were down in first quarter 2006 compared with first quarter 2005, but up compared with fourth quarter 2005.

Real Estate

Segment Operating Income	1st Qtr. 2006	1st Qtr. 2005	4th Qtr. 2005
($ in Millions)	$26	$9	$16

Real estate earnings in first quarter 2006 were $26 million, including a gain of $8 million on the sale of five acres of land for commercial use. During first quarter 2006, 923 acres of high-value land were sold at an average sales price of approximately $8,100 per acre, resulting in a gain of $7 million.

Residential development activity for all wholly and partially-owned projects during first quarter 2006 included the sale of 1,061 lots at an average price of approximately $48,000 per lot.

Financial Services

Segment Operating Income	1st Qtr. 2006	1st Qtr. 2005	4th Qtr. 2005
($ in Millions)	$49	$42	$51

Financial services earnings improved in first quarter 2006 compared with first quarter 2005 due to higher net interest income driven by an increase in earning assets, principally mortgage-backed securities. The elimination of the wholesale mortgage operation was completed in first quarter 2006.

Comments

In announcing first quarter results, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc. said, “First quarter 2006 was a record first quarter for Temple-Inland. Our results reflect continued benefit from strategic initiatives and improved market conditions. During first quarter 2006 we repurchased 1.5 million shares. We have 2.0 million shares remaining under our current share repurchase authorization.

“Corrugated packaging benefited from business improvements related to lower mill and converting costs. Despite higher energy and freight costs, our mills and converting facilities operated at lower unit costs in first quarter 2006 compared with first quarter 2005.

“Results in our forest products operation reflect the acquisition of our partner’s interest in the Standard Gypsum joint venture during the quarter and strength in commercial and residential construction as well as repair and remodeling markets. Our forest products operations benefit from low cost and strategic locations near some of the fastest growing housing markets. Additionally, we continue to benefit from our focus on fiber integration.

“In first quarter 2006, we began segmenting our fourth line of business, real estate, which will operate as Forestar Real Estate Group. Financial information for this segment, combined with the launch of our new real estate website located at www.forestargroup.com, will provide additional transparency into this business.

“In our real estate operation, we designated an additional 16,000 acres of our strategic timberland as high-value land, including nearly 11,000 acres located in our Texas forest. Our real estate operations now include over 239,000 acres.

“Financial services continues to benefit from our branch locations in strong deposit growth markets, nationwide loan generation capability, and low cost. Financial services is positioned for continued strong financial performance.”

The Company will host a conference call on April 26, 2006 at 9:00 am EDT to discuss results of the first quarter. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Temple-Inland’s Internet site at www.templeinland.com. To access the conference call, listeners calling from North America should dial 1-800-901-5217 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-786-2964. The password is templeinland. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 33915226.

Temple-Inland Inc. operates four business segments: corrugated packaging, forest products, real estate and financial services. The Company’s 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative® (SFI) Standard of the Sustainable Forestry Board to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland’s common stock (TIN) is traded on the New York Stock Exchange and NYSE Arca Inc. Temple-Inland’s address on the World Wide Web is www.templeinland.com.

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements reflect management’s current views with respect to future events and are subject to risks and uncertainties. Factors and uncertainties that could cause our actual results to differ significantly from the results discussed in the forward-looking statements include, but are not limited to: general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; the availability and price of raw materials we use; fluctuations in the cost of purchased energy; fluctuations in the costs we incur to transport the raw materials we use and the products we manufacture; assumptions related to pension and post-retirement costs; assumptions related to accounting for impaired assets; the collectibility of loans and accounts receivable and related provisions for losses; competitive actions by other companies; changes in laws or regulations and actions or restrictions of regulatory agencies; the accuracy of certain judgments and estimates concerning our integration of acquired operations; our ability to execute certain strategic and business improvement initiatives; and other factors, many of which are beyond our control. Our actual results, performance, or achievement could differ materially from those expressed in, or implied by, these forward-looking statements, and accordingly, we can give no assurances that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. We expressly disclaim any obligation to publicly revise any forward-looking statements contained in this release to reflect the occurrence of events after the date of this release.

Business Segments

	First Quarter
	2006	2005

	(Dollars in millions)
Revenues
Corrugated packaging	$721	$719
Forest products	333	251
Real estate	47	29
Financial services	283	222

Total revenues	$1,384	$1,221

Income
Corrugated packaging	$40	$50
Forest products	82	51
Real estate	26	9
Financial services	49	42

Total segment operating income	197	152
Expenses not allocated to segments
General and administrative	(23)	(20)
Share-based compensation (a)	(16)	(6)
Other operating income (expense)	(3)	(24)
Other non-operating income (expense)	—	1
Parent company interest	(33)	(29)

Income before taxes	122	74
Income (taxes) benefit	(46)	(29)

Income from continuing operations	76	45
Discontinued operations	—	—

Net income	$76	$45

Diluted earnings per share:
Income from continuing operations	$0.67	$0.39
Discontinued operations	—	—

Net income	$0.67	$0.39

Average diluted shares outstanding	113.4	115.7

We have reclassified prior period segment operating income to reflect the classification of the new business segment, real estate.

(a)	The adoption of SFAS 123(R) for 2006 stock awards resulted in the acceleration of $7 million in pre-tax share-based compensation expense ($0.04 per after-tax) into first quarter 2006.

TEMPLE-INLAND INC. AND SUBSIDIARIES

(UNAUDITED)

Revenues and unit sales of manufacturing activities, excluding joint venture operations follows:

	First Quarter
	2006	2005
	(Dollars in millions)
Revenues
Corrugated Packaging
Corrugated packaging	$698	$691
Linerboard	23	28

Total	$721	$719

Forest Products (a)
Pine lumber	$84	$75
Gypsum wallboard (b)	112	31
Particleboard	49	54
Medium density fiberboard (b)	16	31
Fiberboard	21	20
Hunting, mineral and recreational leases	14	6
Fiber and other	37	34

Total Forest Products	$333	$251

Unit sales
Corrugated Packaging
Corrugated packaging, thousands of tons	869	857
Linerboard, thousands of tons	60	69

Total, thousands of tons	929	926

Forest Products
Pine lumber, mbf	218	193
Gypsum wallboard, msf (b)	563	207
Particleboard, msf	165	173
Medium density fiberboard, msf (b)	39	69
Fiberboard, msf	102	107

(a)	We have reclassified 2005 revenues to reflect the new real estate business segment and the reclassification of certain revenues previously reflected as a reduction of cost of sales.

(b)	Comparisons of revenue and unit sales of gypsum wallboard are affected by the January 2006 acquisition of our partner’s interest in Standard Gypsum L.P. Comparisons for MDF are affected by the sale of the Pembroke facility in second quarter 2005.

Supplemental Financial Information for the Parent Company and its manufacturing subsidiaries follows:

Cash Balance (at qtr. end)	$11	$13
Long-Term Debt (at qtr. end)	$1,834	$1,599
Capital Expenditures	$32	$56

A summary of projects we own in the entitlement process (a) at first quarter-end 2006 follows:

Project	County	Project Acres (b)

California
Hidden Creek Estates	Chatsworth	700
Terrace at Hidden Hills	Calabasas	30
Georgia
Bay Springs	Carroll	440
Dry Pond	Cherokee	950
Fox Hall	Coweta	350
Friendship Road	Cherokee	110
Garland Mountain	Cherokee	350
Gold Creek	Dawson	1,090
Grove Park	Coweta	160
Happy Valley	Coweta	750
Jackson Park	Jackson	690
Legion Lake	Carroll	210
Lithia Springs	Haralson	260
Mill Creek	Coweta	770
Pickens School	Pickens	420
The Overlook at Waleska	Cherokee	510
Town West	Bartow	1,110
Triple C Road	Bartow	180
Wolf Creek	Carroll	11,810
Yellow Creek	Cherokee	1,060

Total		21,950

(a)	A project is deemed to be in the entitlement process when customary steps necessary for the preparation and submittal of an application, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining and there is no assurance that entitlements ultimately will be received.

(b)	Project acres are approximate. The actual number of acres entitled may vary.

A summary of activity within our entitled (a), developed and under development projects at first quarter-end 2006 follows:

				Residential Lots		Commercial Acres
Project	County	Interest Owned (b)		Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining

Projects we own

Colorado
Buffalo Highlands	Weld	100%		—	645
Johnstown Farms	Weld	100%		115	699
Stonebraker	Weld	100%		—	600
Texas
Caruth Lakes	Rockwall	100%		245	629
Cibolo Canyons	Bexar	100%		200	1,549	—	145
Harbor Lakes	Hood	100%		170	402	—	13
Hunter’s Crossing	Bastrop	100%		168	441	19	95
Maxwell Creek	Collin	100%		468	555
The Gables at North Hill	Collin	100%		109	173	—	—
Oakcreek Estates	Comal	100%		—	630
The Colony	Bastrop	100%		305	1,187	22	50
The Preserve at Pecan Creek	Denton	100%		—	819	—	9
Other Texas projects (8)	Various	100%		2,419	250	104	64
Missouri, Tennessee and Utah
Other projects (4)	Various	100%		788	416	—	—

				4,987	8,995	145	376

Projects in entities we consolidate
Texas
City Park	Harris	75%		315	949	35	125
Lantana	Denton	55%		53	1,215	—	—
Other Texas projects (4)	Various	Vario	us	210	256	2	63

				578	2,420	37	188

Total owned and consolidated				5,565	11,415	182	564

Projects in ventures that we account for using the equity method
Georgia
Seven Hills	Paulding	50%		420	597	5	46
The Georgian	Paulding	38%		268	1,118
Other Georgia projects (6)	Various	Vario	us	2,006	711	—	—
Texas
Bar C Ranch	Tarrant	50%		65	1,116
Fannin Farms West	Tarrant	50%		224	220	—	—
Lantana	Denton	Vario	us	1,505	1,427	1	79
Long Meadow Farms	Fort Bend	19%		292	2,420	—	134
Southern Trails	Brazoria	40%		121	938
Stonewall Estates	Bexar	25%		—	386	—	—
Summer Creek	Fort Bend	50%		—	525	—	37
Summer Creek Ranch	Tarrant	50%		712	1,733	—	374
Summer Lakes	Fort Bend	50%		294	850	42	9
Village Park	Collin	30%		221	348	—	8
Other Texas projects (5)	Various	Vario	us	719	388	—	14
Florida
Other projects (3)	Various	Vario	us	431	414

Total in ventures				7,278	13,191	48	701

Combined total				12,843	24,606	230	1,265

(a)	A project is deemed entitled when all major discretionary land-use approvals have been received. Some projects may require additional permits for development.

(b)	Interest owned reflects our equity interest in the project, whether owned directly or indirectly.